                                                           EXHIBIT 2.1



         ------------------------------------------------------------------

                            AGREEMENT AND PLAN OF MERGER


                                       among


                                  IDT CORPORATION,


                                     ADM CORP.,


                                INTEREXCHANGE, INC.,

                     DAVID TUROCK, ERIC HECHT, RICHARD ROBBINS,
                     BRADLEY TUROCK, WAI NAM TAM, MARY JO ALTOM
                                 and LISA MIKULYNEC

                                Dated April 7, 1998


         -----------------------------------------------------------------

                                  TABLE OF CONTENTS
                                  -----------------
                                                                            PAGE
                                                                            ----

SECTION 1.     DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION . . . . . . . . .  2

     Section 1.1.   Defined Terms . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.2.   Certain Rules of Construction . . . . . . . . . . . . . .  2

SECTION 2.     THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .  2

     Section 2.1.   The Merger.. . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 2.2.   Effective Time.. . . . . . . . . . . . . . . . . . . . . . 2
     Section 2.3.   Certificate of Incorporation and By-Laws.. . . . . . . . . 2
     Section 2.4.   Directors and Officers.. . . . . . . . . . . . . . . . . . 3
     Section 2.5.   Exchange Procedures. . . . . . . . . . . . . . . . . . . . 3
     Section 2.6.   Conversion of Target Shares. . . . . . . . . . . . . . . . 4
     Section 2.7.   Adjustment to Total IDT Shares.. . . . . . . . . . . . . . 6
     Section 2.8.   Further Assurances.. . . . . . . . . . . . . . . . . . . . 6

SECTION 3.     THE CLOSING AND PRECLOSING PROCEDURES . . . . . . . . . . . . . 6

     Section 3.1.   The Closing. . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 4.     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . 7

     Section 4.1.   Representations and Warranties of Sellers and Technology
                    Sellers. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section 4.2.   Representations and Warranties of Buyer. . . . . . . . . .23

SECTION 5.     CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . . .24

     Section 5.1.   Best Efforts.. . . . . . . . . . . . . . . . . . . . . . .24
     Section 5.2.   Qualifying Reorganizations.. . . . . . . . . . . . . . . .26
     Section 5.3.   Conduct of Business Pending the Effective Time.. . . . . .26
     Section 5.4.   Access to Information. . . . . . . . . . . . . . . . . . .28
     Section 5.5.   Notices of Certain Events. . . . . . . . . . . . . . . . .29
     Section 5.6.   Employees and Offers of Employment.. . . . . . . . . . . .29
     Section 5.7.   Financial Statements and Certificate.. . . . . . . . . . .29
     Section 5.8.   No Solicitation. . . . . . . . . . . . . . . . . . . . . .30
     Section 5.9.   FCC Applications . . . . . . . . . . . . . . . . . . . . .30
     Section 5.10   Termination and Distribution of the IX Profit
                    Sharing 401(k) Plan. . . . . . . . . . . . . . . . . . . .30
     Section 5.11.  Restrictive Legend . . . . . . . . . . . . . . . . . . . .31
     Section 5.12.  Lock-up Period . . . . . . . . . . . . . . . . . . . . . .31
     Section 5.13.  Employee Severance.. . . . . . . . . . . . . . . . . . . .32
     Section 5.14.  Tax-Free Reorganization. . . . . . . . . . . . . . . . . .32
     Section 5.15.  Prepayment Forgiveness . . . . . . . . . . . . . . . . . .32
     Section 5.16.  Certificate and Stock Powers of Employee Sellers . . . . .32

SECTION 6.     CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . .33

     Section 6.1.   Confidentiality. . . . . . . . . . . . . . . . . . . . . .33
     Section 6.2.   Return of Materials. . . . . . . . . . . . . . . . . . . .33

SECTION 7.     CONDITIONS TO EFFECTIVENESS AND CLOSING DELIVERIES. . . . . . .33

     Section 7.1.   Conditions to the Obligations of Each Party. . . . . . . .33
     Section 7.2.   Conditions to the Obligations of Buyer.. . . . . . . . . .34
     Section 7.3.   Closing Deliveries.. . . . . . . . . . . . . . . . . . . .34

SECTION 8.     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .35

     Section 8.1.   Grounds for Termination. . . . . . . . . . . . . . . . . .35
     Section 8.2.   Effect of Termination. . . . . . . . . . . . . . . . . . .35

SECTION 9.     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .36

     Section 9.1.   Indemnification Provisions.. . . . . . . . . . . . . . . .36
     Section 9.2.   Communications.. . . . . . . . . . . . . . . . . . . . . .38
     Section 9.3.   Fees, Costs and Expenses.. . . . . . . . . . . . . . . . .39
     Section 9.4.   Binding Effect; Successors and Assigns; Entire Agreement. 39
     Section 9.5.   Amendments and Waivers.. . . . . . . . . . . . . . . . . .40
     Section 9.6.   Governing Law. . . . . . . . . . . . . . . . . . . . . . .40
     Section 9.7.   No Implied Waivers.. . . . . . . . . . . . . . . . . . . .40
     Section 9.8.   Counterparts.. . . . . . . . . . . . . . . . . . . . . . .40
     Section 9.9.   Severability.. . . . . . . . . . . . . . . . . . . . . . .40
     Section 9.10.  Public Announcements.. . . . . . . . . . . . . . . . . . .41
     Section 9.11.  Seller Representative. . . . . . . . . . . . . . . . . . .41
     Section 9.12.  Specific Performance.. . . . . . . . . . . . . . . . . . .41
     Section 9.13.  Submission to Jurisdiction.. . . . . . . . . . . . . . . .41

EXHIBIT A  EMPLOYEE SELLERS

EXHIBIT B  DEFINITIONS

EXHIBIT C  ESCROW AGREEMENT

EXHIBIT D  ALLOCATION OF IDT SHARES AND CASH

EXHIBIT E  REGISTRATION RIGHTS AGREEMENT

EXHIBIT F  EMPLOYMENT AGREEMENTS

EXHIBIT G  KEY EMPLOYEES

EXHIBIT H  LIST OF AUDITED FINANCIAL STATEMENTS TO BE PREPARED

EXHIBIT I  EMPLOYEE SELLERS CERTIFICATE

EXHIBIT J  OPINION OF COUNSEL

EXHIBIT K  PROXIES

EXHIBIT L  NOTICE ADDRESSES

     AGREEMENT AND PLAN OF MERGER, dated April 7, 1998 (the "Agreement"), by and among IDT Corporation, a Delaware corporation ("Buyer"), and each of InterExchange, Inc., a Delaware corporation ("IX," together with each of its Subsidiaries (as defined herein), individually and collectively, a "Target"), and ADM Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and David Turock, Eric Hecht, Richard Robbins, (individually a "Seller" and collectively, "Sellers"), Bradley Turock, Wai Nam Tam, Mary Jo Altom and Lisa Mikulynec (collectively, "Technology Sellers").

                                      PREAMBLE:

     WHEREAS, prior to the date hereof, IX has entered into binding agreements (the "Exchange Agreements") with all of the shareholders of each of Doublestone Computing Enterprises, Inc., a New Jersey corporation, Blue Sky Software, Inc., a New Jersey corporation, Altom Associates, Inc., a New Jersey corporation, and Mikulynec Associates, Inc., a New Jersey corporation (collectively, the "Technology Companies"), requiring such shareholders as part of an integrated transaction to exchange through an escrow all of the shares of capital stock of such corporations to IX for common stock of IX which automatically and immediately will convert into a specified number of shares of IDT Common Stock (as defined herein) to be issued and delivered on the effectiveness of the Merger (as defined herein); and

     WHEREAS, the Exchange Agreements contemplate that such exchange shall preliminarily close into escrow under the terms thereof simultaneously with the Closing under this Agreement subject to the effectiveness of the Merger, and become effective upon the effectiveness of the Merger, so that each of such corporations shall become a wholly-owned subsidiary of IX, subject to and upon the Merger becoming effective pursuant to the terms of this Agreement; and

     WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of IX have each approved and deem it advisable and in the best interests of its respective shareholder or shareholders, as the case may be, to consummate the combination of Merger Sub and IX (the "Combination") upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, it is intended that the Combination be accomplished by a merger of Merger Sub with and into IX (the "Merger") pursuant to which IX will become a wholly-owned Subsidiary of Buyer and Sellers, Technology Sellers and the Persons (as defined herein) listed on Exhibit A ("Employee Sellers") shall receive shares of IDT Common Stock or cash, or a combination thereof subject to the terms of the Escrow Agreement (as defined herein) and the terms of this Agreement; and

     WHEREAS, Sellers and the sole shareholder of Merger Sub have by written consent without a meeting collectively approved the Merger in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                      SECTION 1.

                     DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION

     Section 1.1. DEFINED TERMS. Capitalized terms used in this Agreement are defined in Exhibit B.

     Section 1.2. CERTAIN RULES OF CONSTRUCTION. When a reference is made in this Agreement to Sections, Articles or Exhibits, such reference shall be to a Section, Article or Exhibit (as the case may be) of this Agreement unless otherwise indicated. The headings of the subdivisions of this Agreement are included for ease of reference only and shall not be deemed a part of this Agreement or taken into account in the interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of any gender herein shall be deemed to be or include the other genders, wherever appropriate. Whenever used in this Agreement, "to the knowledge of" any Target, Seller or Technology Seller shall mean to the actual knowledge after due inquiry. The use of "hereof," "herein," "hereunder" and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise.

                                      SECTION 2.

                                      THE MERGER

     Section 2.1. THE MERGER. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as herein defined), (i) Merger Sub will merge with and into IX, which shall continue as the surviving corporation (the "Surviving Corporation") in such merger. In accordance with the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of IX and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of IX and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     Section 2.2. EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger"), in the form required by and properly executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 251 of the DGCL. Such filing shall be made following the Closing subject to the provisions of the escrow agreement attached hereto as Exhibit C (the "Escrow Agreement"). The "Effective Time" shall occur on the first Business Day on or after which all of the conditions set forth in Section 3.1 of the Escrow Agreement are satisfied or waived (the "Effective Date"), and shall be the time on the Effective Date of the filing of the Certificate of Merger in accordance with the DGCL. Reasonably in advance of the Effective Date, Buyer's counsel will "pre-clear" such certificate with the Secretary of State of the State of Delaware.

Section 2.3. CERTIFICATE OF INCORPORATION AND BY-LAWS. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as determined by the Board of Directors of Buyer. The Certificate of Incorporation of Merger Sub, as so amended at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The By-Laws of Merger Sub, in effect immediately prior to the Effective Time, shall be amended as determined by the Board of Directors of Buyer. The By-Laws of Merger Sub as so amended at the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     Section 2.4. DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be determined by the Board of Directors of Buyer, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law. The initial officers of the Surviving Corporation shall be determined by the Board of Directors of Buyer, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

Section 2.5.   EXCHANGE PROCEDURES.

          (a) Subject to the terms and conditions hereof, at the Closing, (i) Buyer will deliver to The Bank of New York (the "Escrow Agent") to be held in escrow as provided in the Escrow Agreement $20 million dollars of cash and certificates representing 3,242,323 shares of IDT Common Stock into which all of the outstanding shares of IX common stock will be converted (the "Escrow Shares") at the Effective Time pursuant to this Agreement against receipt by Buyer of corresponding certificates representing all of the outstanding shares of IX common stock (the "Certificates") and (ii) IX and Sellers will deliver to the Escrow Agent Certificates representing all of the outstanding shares of IX common stock. The number of Escrow Shares with a value equal to $80 million, as determined by the Current Market Price on the Effective Date, shall be held by the Escrow Agent and distributed to Sellers and Technology Sellers in accordance with Section 2.6(b) and the Escrow Agreement. The remainder of the Escrow Shares (the "Escrow Indemnification Shares") shall be maintained by the Escrow Agent to be held for a period of up to 54 months following the Closing Date as security for payments under Section 9.1 hereof to the extent provided herein and in the Escrow Agreement.

          (b) ISSUANCE OF NEW CERTIFICATES. From and after the Effective Time, until so surrendered, each Certificate theretofore representing shares of issued and outstanding IX common stock shall, except as set forth below, be deemed for all corporate purposes, to evidence the amount of cash and/or the number of shares of IDT Common Stock into which such shares of IX common stock shall have been converted. Until any such Certificate shall be so surrendered, the holder of such Certificate shall not have any right to receive any dividends paid or other distributions made to holders of record of IDT Common Stock after the Effective Time provided that as of the Effective Time each such Certificate held in escrow by the Escrow Agent shall be deemed to have been surrendered. Upon surrender as provided herein of a Certificate, the holder of record thereof shall receive, together with the amount of cash and/or the certificates representing the shares of IDT Common Stock to which such holder shall be entitled, all dividends and other distributions which shall have been paid or made to holders of record of IDT Common Stock after the Effective Time with respect to shares of IDT Common Stock, without interest thereon. Buyer shall place the legend set forth in Section 5.11 hereof on stock certificates delivered to the Escrow Agent pursuant to the Escrow Agreement and pursuant to this Agreement stating that the shares represented thereby have not been registered for sale under the Securities Act and may not be transferred except in compliance with the Securities Act and the General Rules and Regulations of the Securities and Exchange Commission (the "SEC") thereunder and the terms of this Agreement.

     Section 2.6.   CONVERSION OF TARGET SHARES.

          (a) Subject to Section 2.7, at the Effective Time, by virtue of the Merger of Merger Sub with and into IX, and without any action on the part of any of the parties hereto, the shares of the common stock of IX outstanding immediately prior to the Effective Time shall collectively be converted into the right to receive, in the aggregate, (i) $20 million dollars in cash (the "Cash Consideration") and (ii) Three Million Two Hundred Forty-Two Thousand Three Hundred and Twenty-Three (3,242,323) duly authorized, validly and newly issued, fully paid and non-assessable IDT Shares subject to the provisions of the Escrow Agreement and (iii) all dividends or other distributions. The Cash Consideration and such IDT Shares shall be allocated among the Persons set forth on Exhibit D. Each Seller and Technology Seller shall execute a proxy naming Howard Jonas as the individual empowered to vote all of the shares of IDT Common Stock held in escrow pursuant to the Escrow Agreement. Such proxy shall automatically terminate upon the release from time to time of such shares from escrow pursuant to the Escrow Agreement.

     (b) (i) Immediately following the Effective Date, 58,667 shares of IDT Common Stock will be distributed to and registered for sale under the Securities Act for the benefit of Technology Sellers subject to the terms of the registration rights agreement attached hereto as Exhibit E (the "Registration Rights Agreement") and subject to the terms of the Escrow Agreement;

               (ii) 77,277 shares of IDT Common Stock will be held in escrow for the benefit of Employee Sellers to be distributed to each Employee Seller and registered for sale one year after the Closing, provided, that at such time, such Employee Seller is an employee of Buyer, IX or an Affiliate of Buyer or is incapacitated, has died or his or her employment with Buyer, IX or an Affiliate of Buyer has been terminated without cause; and

               (iii) the balance of the Escrow Shares to be held by the Escrow Agent for the benefit of Sellers and Technology Sellers will be divided by the Escrow Agent into three parts; the first part, consisting of 1,562,495 shares of IDT Common Stock, will be distributed to and registered for sale under the Securities Act for the benefit of Sellers and Technology Sellers as set forth in the Registration Rights Agreement; the second part, consisting of the difference between the number of shares of IDT Common Stock with a value equal to $80 million, as determined by the Current Market Price on the Effective Date, minus 1,621,162 will be distributed to and registered for sale under the Securities Act for the benefit of Technology Sellers and Sellers in accordance with the following schedule:

                    (A)  20% six months after the Closing;

                    (B)  20% 18 months after the Closing;

                    (C)  20% 30 months after the Closing;

                    (D)  20% 42 months after the Closing; and

                    (E)  20% 54 months after the Closing;

and the balance of the Escrow Shares will be held by the Escrow Agent in a second escrow fund and distributed and registered for sale under the Securities Act for the benefit of Technology Sellers and Sellers one-half three years after the Closing Date and the remainder 54 months after the Closing Date.

          (c) The shares of IDT Common Stock held in escrow that have not yet been distributed to Sellers and Technology Sellers shall be distributed to Sellers and Technology Sellers and registered for sale under the Securities Act if Howard Jonas' voting rights in Buyer falls below 25% of all of the voting rights in Buyer or if Buyer is acquired, provided, that if Howard Jonas or David Turock die or become incapacitated, this clause shall be null and void.

          (d) All shares of common stock of IX that are owned by IX as treasury stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (e)  All shares of common stock of IX converted pursuant to
Section 2.6(a), issued and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist and the holder of a Certificate which immediately prior to the Effective Time represented outstanding shares of IX common stock shall cease to have any rights as a shareholder of IX, except the right to receive the consideration set forth in
Section 2.5(a), subject to the restrictions referred to therein, as the case may be (the "Merger Consideration").

          (f) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (g) Except as contemplated in this Section 2.6 and the Exchange Agreements, upon the Closing, the stock transfer books of IX shall be closed and no transfer of shares of IX common stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Buyer, they shall be cancelled and exchanged as provided in this Article 2.

     Section 2.7. ADJUSTMENT TO TOTAL IDT SHARES. The total number of IDT Shares issuable in the Merger to Sellers, Technology Sellers and Employee Sellers shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend or distribution (including any dividend or distribution of securities convertible into IDT Common Stock), reorganization, recapitalization or other change with respect to IDT Common Stock that occurs or is effective, or the record date for which is, on, as of or after the date hereof. Subject only to the second to last sentence of Section 2.6(a), while any IDT Shares allocable to any Seller Party continue to be held in escrow pursuant to this Agreement and the Escrow Agreement, such IDT Shares shall be deemed, for all purposes (including declarations or payments of dividends or other distributions and voting rights), to be owned of record and beneficially by such Seller Party. For purposes of this Agreement, the term "Seller Party" means any Seller, any Technology Seller, any Employee Seller or any of the heirs, legal representatives, successors or assigns permitted hereunder of such Person.

     Section 2.8. FURTHER ASSURANCES. If, at any time after the Effective Time, Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Target acquired or to be acquired by Buyer as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of Buyer shall be authorized, to execute and deliver, in the name and on behalf of Target, all such deeds, bills of sale, assignments and assurances and to take and do, in such name and on such behalf or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out the purposes of this Agreement.

                                      SECTION 3.

                        THE CLOSING AND PRECLOSING PROCEDURES

     Section 3.1.   THE CLOSING.

          (a) Subject to the terms of the Escrow Agreement, the consummation of the Merger into escrow will take place at a closing (the "Closing") at the offices of Buyer's legal counsel, Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York, at 10:00 A.M., New York City time, immediately following the execution hereof.

          (b) Subject to the terms and conditions hereof, at the Closing, (i) Buyer will deliver to the Escrow Agent $20 million dollars of cash and certificates representing the Escrow Shares and (b) IX, Sellers and Technology Sellers will deliver Certificates representing all of the shares of IX common stock to the Escrow Agent, including Certificates representing shares to become outstanding and issued to Technology Sellers immediately prior and subject to the effectiveness of the Merger.

                                      SECTION 4.

                            REPRESENTATIONS AND WARRANTIES

     Section 4.1. REPRESENTATIONS AND WARRANTIES OF SELLERS AND TECHNOLOGY SELLERS. Each Seller, jointly and severally, and each Technology Seller, only to the extent set forth in Section 4.1(j) herein, hereby represents and warrants to Buyer that the representations and warranties contained in this Article 4.1 are correct and complete as of the Closing Date.

          (a) ORGANIZATION, STANDING AND POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, is properly qualified to do business in all jurisdictions where it currently conducts business and to enter into this Agreement and the Related Agreements, if any, to which it is a party and to perform its obligations hereunder and thereunder. Except as set forth on Part 4.1(a) of the Schedule, Target has no interest, direct or indirect, and has no commitment to purchase or otherwise acquire any interest, direct or indirect, in any corporation, partnership, joint venture or other business enterprise. True, correct and complete copies of the Certificate of Incorporation and By-laws, as amended, and all minutes of all meetings (or written consent in lieu of meetings) of the Board of Directors and stockholders of Target have been delivered to Buyer.

          (b) CORPORATE POWER AND AUTHORITY; NO VIOLATIONS. IX has full corporate power and authority to enter into and execute this Agreement and the Related Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby in accordance with their respective terms. The execution, delivery and performance by IX of this Agreement and the Related Agreements and the consummation by IX of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of IX, including due and valid authorization by the board of directors and stockholders of IX, and no other corporate proceedings on the part of IX are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Related Agreements to which IX, a Seller or any Technology Seller is a party has been duly and validly executed and delivered by such Person and/or IX and constitutes a legal, valid and binding obligation of such Person, enforceable against him, her or it in accordance with its terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws now or hereafter in effect relating to creditor's rights and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Part 4.1(b) of the Schedule, neither the execution, delivery and performance by any Seller, Technology Seller and IX of this Agreement or the Related Agreements nor the consummation by any Seller, Technology Seller or IX of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, (i) to the best knowledge of Sellers violate any provision of law, rule, regulation, order, judgment, writ, injunction or decree applicable to any Seller, Technology Seller and IX or any of its, his or her properties or assets, (ii) conflict with, result in a breach of, terminate, modify, or cancel, or require any notice under any note, bond, mortgage, indenture, license, contract or agreement to which it, he or she is a party or by which any Seller, Technology Seller and IX or any of its, his or her assets is bound or result in the imposition of any Lien upon any of the assets of any Seller, Technology Seller and IX; or (iii) conflict with, violate or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws (or substantially equivalent documents) of Target.

          (c) NO SUBSIDIARIES. Except as set forth on Part 4.1(c) of the Schedule, Target has no Subsidiaries and Target does not control, directly or indirectly, any corporation, partnership, joint venture, association or other business organization. As used in this Agreement, a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person. The Technology Companies shall be deemed to be Subsidiaries of IX for purposes of this Agreement. Panther Communications, Inc. has engaged in no business activities and has no assets or liabilities other than those incident to its formation. Panther Communications, Inc. shall be deemed not to be a Subsidiary of IX for purposes of this Agreement.

          (d) OWNERSHIP OF CAPITAL STOCK OF TARGET. The authorized capital stock of Target is set forth in Part 4.1(d) of the Schedule. All of the shares of capital stock of Target outstanding as of the date of this Agreement are owned of record by Sellers, Technology Sellers and Employee Sellers as set forth in Part 4.1(d) of the Schedule. All of such shares are duly authorized, validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, are owned, subject to the consummation of the Merger, beneficially and of record by such Sellers, Technology Sellers and Employee Sellers free and clear of all liens, encumbrances, options, proxies, voting trusts, voting agreements, judgments, escrows, rights of first refusal or first offer, transfer restrictions and equities and represent all of the issued and outstanding shares of Target. The assignments, endorsements, stock powers and other instruments of transfer delivered by Sellers and Technology Sellers to Buyer at the Closing or delivered by the Employee Sellers prior to the Effective Time, will be sufficient to transfer the entire interest of such Sellers, Technology Sellers and Employee Sellers, legal and beneficial, in all of the shares of IX common stock. Other than the Shareholders Agreement dated as of July 1, 1996, by and among Richard Robbins, Eric Hecht and David Turock, there are no agreements, contracts, warrants, options, calls, conversion or other rights to purchase or acquire any share of the capital stock or other equity interest in Target.

          (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, Target has operated its Businesses only in the ordinary course of business and consistent with past practices and there has not occurred, nor has there been any condition, event, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect. There has not occurred any event during the period from September 30, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.3 hereof. Except as set forth on Part

4.1(e) of the Schedule and except for transactions with Buyer, since September 30, 1997, Target has not:

               (i) sold or transferred any portion of its assets or property, except in the usual and ordinary course of business and except as permitted by this Agreement;

               (ii) incurred any damage, destruction, loss or interruption of use which materially affects its business or assets (whether or not covered by insurance);

               (iii) incurred any liabilities, except (i) liabilities incurred in the ordinary course of Business and (ii) liabilities incurred in connection with or as a result of this Agreement and the transactions contemplated hereby;

               (iv) waived any right other than in the ordinary course of Business;

               (v) set aside, paid or declared any dividends or other distributions on securities of any class issued by IX or purchased, redeemed, retired or otherwise acquired any of its securities of any class;

               (vi) made any change in its accounting methods or practices, or made any change in depreciation or amortization policies or rates adopted by it, except as required by law or GAAP;

               (vii) increased the compensation of any of its officers or directors, changed, altered or entered into any employment, severance, retention or similar agreement with any salaried employee of Target, in each case other than in the ordinary course of Business, or adopted any new employee benefit plan, program or arrangement or Plan (as herein defined) maintained by or on behalf of Target;

               (viii) suffered any change that has had a Material Adverse
          Effect on Target's income, business, customers, backlog, sales, profit margins, properties, assets, liabilities, prospects or financial condition; or

               (ix) entered into any contract or other agreement to do any of the foregoing; or without limitation by the enumeration of any of the foregoing, entered into any transaction with a consideration in excess of $1.5 million other than in the usual and ordinary course of business and except as contemplated in this Agreement.

          (f) FINANCIAL STATEMENTS. The unaudited financial statements of IX as of and for the year ended and for the nine months ended, respectively, December 31, 1996 and September 30, 1997 (the "Unaudited Financial Statements") are included in Part 4.1(f) of the Schedule. The Unaudited Financial Statements have been prepared from and in accordance with the books and records of Target in accordance with GAAP, consistently applied and maintained throughout the periods indicated, except for (i) normal recurring year-end adjustments which are not material individually and in the aggregate and (ii) the omission of footnote disclosures required by GAAP. The Unaudited Financial Statements fairly present the assets, liabilities and financial condition of Target as of the date thereof and the results of operations. Since December 31, 1996, Target has not made any change in Target's accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP. All of the tax returns of each of the Subsidiaries of IX are included in Part 4.1(f) of the Schedule.

          (g)  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
Part 4.1(g) of the Schedule and except for liabilities or obligations which are accrued or reserved against in the Unaudited Financial Statements (or reflected in the notes thereto) since September 30, 1997, Target has not incurred any liabilities or obligations (including, without limitation, Tax (as herein defined) liabilities) (whether absolute, accrued, contingent or otherwise) other than those incurred since the date of the Unaudited Financial Statements in the ordinary course of Business.

          (h) TITLE TO ASSETS. Except as set forth on Part 4.1(h) of the Schedule, Target has good and marketable title (or leasehold interest with respect to capital leases) to all of the assets, properties, rights and interests, which are necessary for the conduct of the Business of Target (including those reflected on Target's balance sheet), free and clear of all Liens and are in good operating condition and repair suitable and adequate for operation of the Business. Except as set forth on Part 4.1(h) of the Schedule, there are no assets used by Target in the conduct of its business as presently operated which are not either owned by Target or licensed or leased to it under one of the licenses or leases listed in Part 4.1(j) of the Schedule. At the Closing Date, the assets of Target will include all assets, properties and rights that are used or held for use primarily in the Business of Target as presently conducted and which are owned by Target or its respective Affiliates. Neither Target nor any of Target's Affiliates own more than 5% of the outstanding common stock of any non-public entity that is engaged in a business similar to the Business. The assets described in the preceding sentence which are required by GAAP to be disclosed in the financial statements of Target are reflected in the Unaudited Financial Statements or have been acquired in the ordinary course of business by Target since September 30, 1997. Such assets, properties and rights were sufficient to produce the income for the nine months ended September 30, 1997 as shown on the Unaudited Financial Statements. The real estate owned and occupied by Target and the premises Target leases and occupies constitute all real property on which tangible personal property included in the assets of Target is ordinarily located and all real property principally used in the Business of Target. All, or substantially all, of the fixtures, machinery, equipment, tools, listed on Part 4.1(h)(x) of the Schedule, which are necessary for the conduct of the Business of Target taken as a whole and other personal property owned or leased by Target are, and on the Closing Date will be, in normal operating condition and repair and suitable and adequate for Target's operation, normal ordinary wear and tear excepted.

          (i) CUSTOMERS AND SUPPLIERS. Except as set forth on Part 4.1(i) of the Schedule, Seller is not aware of any loss or threatened loss of any customer which represented more than 10% of Target's revenue or any major suppliers to Target's Business for the fiscal year ended December 31, 1997. Part 4.1(i) of the Schedule lists the largest customers and suppliers to Target's Business (in terms of amounts paid and received) for the fiscal year ended December 31, 1997.

          (j) INTELLECTUAL PROPERTY. Technology Sellers and Sellers jointly and severally represent and warrant to Buyer, provided, however, that each Technology Seller makes the following representations only with respect to Intellectual Property (as defined herein) listed next to his or her name in Part 4.1(j) of the Schedule, that Target has the right to use all (i) registered and unregistered trademarks, service marks, slogans, tradenames and logos (collectively, together with the good will of the Business, "Trademarks"), (ii) patents, patent applications and invention disclosures, (iii) registered and unregistered copyrights (including, but not limited to, copyrights in software and databases), (iv) software and databases (together, "Software"), (vi) intellectual property in the development stage and (vi) unpatentable methods, devices, technology, trade secrets, proprietary information, and know-how ("Technology") (collectively, "Intellectual Property"), used in or necessary for the operation of its Business. A full and complete list of the following Intellectual Property items owned by Target is set forth on Part 4.1(j) of the
Schedule:

               (i)    registrations and applications to register Trademarks;

               (ii)   common law Trademarks;

               (iii) registrations of and applications to register any copyright;

               (iv) licenses of Trademarks, patents, copyrights, Software and Technology, whether to or by Target;

               (v) proprietary Software and third party Software programs and databases; and

               (vi)   debit card platform technology.

There are no royalties, honoraria, fees or other payments payable by Target to any Person by reason of its ownership, licensures, use, or sale of any Intellectual Property, except as set forth in the licenses listed in Part 4.1(j) of the Schedule.

               (A) No other Person has the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks owned by Target, and neither the use of any Intellectual Property nor the conduct of its Business infringes any right of any third party and, to the best knowledge of the Sellers and Technology Sellers (provided that a failure of due inquiry shall not constitute fraud), no third party is infringing any right of Target in any of the Intellectual Property.

               (B) Target is the sole and exclusive owner of the registrations and applications set forth on Part 4.1(j) of the Schedule. Except as otherwise indicated on Part 4.1(j) of the Schedule, all registrations and applications included on Part 4.1(j) of the Schedule are valid and subsisting, not subject to any pending or threatened, opposition, cancellation or similar proceeding before any registration authority, and all maintenance fees have been paid. Target is the sole and exclusive owner of the copyrights in the proprietary Software set forth on Part 4.1(j) of the Schedule. Except as set forth in
          Part 4.1(j) of the Schedule, such Software is covered by valid and enforceable U.S. copyrights owned by Target. To the extent described in Part 4.1(j) of the Schedule, such Software does not constitute a "work for hire" of Target and all right, title and interest of the author(s) thereof were not assigned in writing to Target. Except as set forth in Part 4.1(j) of the Schedule, any preexisting copyrighted components of such Software provided by third parties were duly licensed for inclusion therein.

               (C) There is no pending or threatened claim, litigation, or proceeding in any court or other adjudicatory forum to which Target is a party or by which it is bound, challenging the validity or enforceability of, or Target's rights to own or use, any Intellectual Property used in or necessary for the operation of its business, or alleging that Target's business infringes upon or violates any third party's Intellectual Property rights. Target has not asserted any claim of infringement or violation of any Intellectual Property rights against a third party within the past three years.

               (D) Target has not entered into or is otherwise bound by any consent, forbearance to sue or settlement agreement which limits its right to: (i) use, sell or license any Intellectual Property or (ii) conduct its business in order to accommodate a third party's Intellectual Property.

               (E) Target employs reasonable measures to protect the confidentiality of its Software and Technology.

               (F) The consummation of the transactions contemplated hereby will not give rise to any right of termination, amendment, renegotiation, cancellation, or acceleration with respect to any license or other agreement relating to the use, sale or licensure of Intellectual Property.

          (k)  Contracts.

               (i) Part 4.1(k) of the Schedule sets forth an accurate and complete list of each contract or agreement (including any and all amendments thereto) to which Target is a party or by which Target is bound (excluding Contracts with Buyer) which (a) relates to the borrowing of money, the guaranty of or pledge of its credit, any obligation to borrow money or make loans or advances; (b) involves revenues or expenditures in excess of $500,000 (excluding purchase and sale orders entered into in the ordinary course of business consistent with past practice); (c) is a collective bargaining agreement or similar agreement, or work rules or practices which bind Target; (d) obligates Target not to compete with any business or which otherwise restrains or prevents Target or any Seller or Technology Seller from carrying on any lawful business;
(e) relates to employment, compensation, severance, consulting or indemnification between Target and any of such Target's respective officers, directors, employees or consultants who are entitled to compensation thereunder in excess of $50,000 per annum; (f) involves licenses or other agreements concerning any Intellectual Property or any other material proprietary rights, whether Target is licensor or licensee thereunder; or (g) is material to the assets, business, operations or financial condition of Target (collectively, the "Contracts"). Target previously has furnished or made available to Buyer true and correct copies of all written Contracts and written descriptions of all Contracts. All of the Contracts are enforceable by Target in accordance with their terms except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity and public policy. Except as set forth in Part 4.1(k) of the Schedule, Target is not in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any agreements listed or required to be listed in Part 4.1(k) of the Schedule nor is any other party to any of the agreements listed or required to be listed in Part 4.1(k) of the Schedule in default thereunder (and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder);

               (ii) Except as set forth in Part 4.1(k) of the Schedule, Target is not a party to any contract which contains a "change in control," "potential change in control" or similar provision or which could result in a potential "parachute payment" within the meaning of
          Section 280G of the Code. Except as set forth in Part 4.1(k) of the Schedule, the consummation of the transactions contemplated hereby will not (either alone or upon the passage of time and/or occurrence of any additional acts or events) result in any payment (severance pay or otherwise) becoming due from Target to any person or accelerate the time of payment or vesting, or increase the amount of compensation due, any person; excluding, however, any such payments, accelerations or increases which could have occurred upon the passage of time and/or occurrence of any additional acts or event even if the "change of control" or "potential change of control" occurring upon the execution and delivery of this Agreement and the consummation of the transactions contemplated herein did not occur; and

               (iii) Except as set forth in Part 4.1(k) of the Schedule, Target is not a party to any Contract which may be terminated by any party to such Contract on less than two years' notice.

          (l)  ACCOUNTS.  Part 4.1(l) of the Schedule sets forth and describes
(i) all bank accounts owned or maintained by Target and all authorized signatories with respect thereto; and (ii) safety deposit boxes maintained by Target and all persons having access with respect thereto.

          (m) AFFILIATE TRANSACTIONS. Except as set forth in Part 4.1(m) of the Schedule and as contemplated by the transactions contemplated hereby, there are no Contracts or other transactions between Target, on the one hand, and (i) any officer or director of Target, or (ii) any record or beneficial owner of five percent or more of the voting securities of Target or (iii) any Affiliate of Target or any such officer, director or record or beneficial owner, on the other hand that will be binding on Target after the Effective Date.

          (n) REGISTRATION OF SHARES. Each Seller and Technology Seller is aware that the offer and sale of IDT Common Stock has not been registered under the Securities Act, that such offer and sale are intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the SEC, and that IDT Common Stock cannot be sold, assigned, transferred, or otherwise disposed of unless it is subsequently registered under the Act or an exemption from such registration is available. Each Seller and Technology Seller is also aware that sales or transfers of IDT Common Stock is further restricted by the provisions of Section 5.12 of this Agreement and that the certificates for IDT Common Stock will bear appropriate legends restricting their transfer pursuant to applicable laws and this Agreement.

          (o) SUITABILITY OF INVESTMENT. (i) Each Seller and Technology Seller is acquiring the IDT Common Stock for its own account for investment purposes only and not with a view to distribution thereof;

               (ii) Each Seller and Technology Seller has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of its IDT Common Stock, except in accordance with the provisions of this Agreement;

               (iii) Each Seller and Technology Seller has such knowledge and experience in financial, business and tax matters that such Seller or Technology Seller is capable of evaluating the merits and risks relating to such Seller's investment in the IDT Common Stock and making an investment decision with respect to Buyer;

               (iv) Buyer has made available to each Seller and Technology Seller during the course of this transaction and prior to the Closing, the opportunity to ask questions of and receive answers from the executive officers of Buyer relative to the business of Buyer and all such questions asked have been answered satisfactorily;

               (v) Each Seller and Technology Seller has such knowledge and experience in financial or business matters that it can, and it has, adequately analyzed the risks of an investment in IDT Common Stock and it has determined that IDT Common Stock is a suitable investment for such Person and that such Person is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in Buyer;

               (vi) Each Seller and Technology Seller is aware that there are substantial risks incident to an investment in IDT Common Stock;

               (vii) Each Seller and Technology Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Act as presently in effect and is either purchasing for his or her own account or for the account of another "accredited investor," and any accounts for which such Person is acting are each able to bear the economic risks of this investment; and

               (viii) Each Seller and Technology Seller understands that IDT Common Stock is being offered and sold to it in reliance on specific exemptions from, or non-applicability of, the registration requirements of the federal and state securities laws of the United States and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of each Seller and Technology Seller set forth herein in order to determine the applicability of such exemptions and the suitability of each Seller to acquire IDT Common Stock.

          (p) LITIGATION, ETC. Except as set forth in Part 4.1(p) of the Schedule, there are no actions, suits, claims, complaints, investigations or legal or administrative or arbitration proceedings pending or threatened against Target or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such or any of Target's properties or Business, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission board, bureau, agency or instrumentality. Except as set forth in Part 4.1(p) of the Schedule, there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator against Target or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such or any of Target's properties or Business.

          (q)  COMPLIANCE WITH LAW.

               (i)    Target is not in violation of any term or provision of
          (a) its charter documents or any resolution agreement or instrument to which Target is a party or by which it or its assets are bound, including, without limitation, any existing license to conduct business, note, bond, mortgage, indenture, agreement, contract, lease, permit, franchise or other instrument or (b) any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority; and

               (ii) To the best knowledge of Sellers, Target is in compliance with all applicable laws, rules, regulations, ordinances, decrees or orders of any Governmental Entity currently in effect, including but not limited to any law, order or regulation concerning employment, labor, ERISA, the Code, COBRA, taxes, antitrust or improper payments. To the best knowledge of Sellers, Target has all governmental permits, licenses and authorizations necessary for the conduct of its businesses as presently conducted ("Permits") and is in compliance with the terms of the Permits. There are no government investigations, decrees, judgments or orders of any kind affecting Target or its Business. To the best knowledge of Sellers, Target is in compliance with all Federal and State mandated safety laws.

          (r) GOVERNMENT APPROVALS; REQUIRED CONSENTS. To the best knowledge of Sellers, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each Seller, Technology Seller and IX or is necessary for the consummation by each Seller, Technology Seller and IX of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Law, (ii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iii) in connection, or in compliance, with the provisions of the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations and policies of the Federal Communications Commission; and (iv) SEC related filings for Buyer.

          (s) ENVIRONMENTAL MATTERS. Except as set forth on Part 4.1(s) of the Schedule, to the knowledge of Sellers:

               (i) Target is in compliance with all applicable state and federal environmental laws (the "Environmental Laws");

               (ii) Target has not received any communication (written or oral) that alleges that it is not in Compliance, and there are no past, present or future actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with Compliance in the future;

               (iii) No transfers of permits, additional permits or other governmental authorizations under Environmental Laws will be required to permit the Surviving Corporation to conduct its business in Compliance with all applicable Environmental Laws immediately following the Effective Time, as conducted by Target immediately prior to the Effective Time;

               (iv) Neither Target nor any other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other waste on any property currently or formerly owned, operated, or leased by Target;

               (v) Target has delivered or otherwise made available for inspection to Buyer true, correct and complete copies of any reports, studies, analyses, tests or monitoring possessed or initiated by Target pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Target regarding Target's Compliance with applicable Environmental Laws;

               (vi) Without in any way limiting the generality of the foregoing, any properties currently owned, operated or leased by Target do not contain any: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed; and

               (vii) No Environmental Lien has attached to any property that is currently owned or operated by Target.

          (t)  EMPLOYMENT AND LABOR MATTERS.

               (i) Except to the extent set forth in Part 4.1(t) of the Schedule, (A) there is no labor strike, dispute, slowdown, stoppage or lockout pending, threatened against or affecting the Business of Target and during the past five years there has not been any such action; (B) there are no union claims to represent the employees of Target;

          (C) Target is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target; (D) none of the employees of Target is represented by any labor organization and Target does not have any knowledge of any current union organizing activities among its employees, nor does any question concerning representation exist concerning such employees; (E) there are no written personnel polices, rules or procedures applicable to employees of Target, other than those set forth in Part 4.1(k) of the Schedule, true and correct, copies of which have heretofore been delivered to Buyer; (F) to the best knowledge of Sellers, Target has at all times been in material compliance with all obligations under the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor or labor related laws applicable to Persons employed in connection with Target's Business, including, without limitation, those laws, rules and regulations relating to wages, hours, health and safety, payment of social security withholding and other taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (G) there is no unfair labor practice charge or complaint against Target pending or threatened before the National Labor Relations Board or any similar state or foreign agency; (H) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (I) no charge with respect to or relating to Target is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (J) Target has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Target and no such investigation is in progress; and (K) there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of Target or any applicant for employment alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; and

               (ii) Except as set forth in Part 4.1(t) of the Schedule, since the enactment of the Workers Adjustment and Retraining Notification Act (the "WARN Act"), there has not been (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Target or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Target, nor has Target been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger applications of any similar state or local law. Except as set forth in Part 4.1(t) of the Schedule, none of the employees of Target has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

          (u)  EMPLOYEE BENEFIT PLANS.

               (i) Part 4.1(u) of the Schedule sets forth an accurate and complete list of each employee benefit plan (as such term is defined in Section 3(3) of ERISA), and any other bonus, deferred compensation, incentive compensation, stock, severance or other plan or arrangement, other than a non-material fringe benefit plan (each of the foregoing, a "Benefit Plan"), currently maintained, contributed to or required to be contributed to by Target or any ERISA Affiliate. With respect to each Benefit Plan, Target or any ERISA Affiliate previously has furnished to Buyer a true and correct copy of, where applicable, (a) the most recent annual report (Form 5500) filed with the IRS, (b) the plan document, (c) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, (d) the most recent actuarial report or valuation relating to such Benefit Plan (in the event such Benefit Plan is subject to Title IV of ERISA), (e) the most recent summary plan description and (f) the most recent determination letter issued by the IRS.

               (ii) To the best knowledge of Sellers, Target has never contributed to or had an obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and no Benefit Plan is or was subject to Title IV of ERISA. Except as set forth in Part 4.1(u) of the Schedule with respect to the Benefit Plans, to the best knowledge of Sellers, all required contributions to date by Target have been made or properly accrued. To the best knowledge of Sellers, no Benefit Plan or any trust established thereunder has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year of each such Benefit Plan ended prior to the Closing Date. No liability under Section 302 or Title IV of ERISA has been incurred by Target that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability. To the best knowledge of Sellers, all payments to any governmental agency for unemployment compensation, social security and worker's compensation have been paid or fully reserved for;

               (iii) To the best knowledge of Sellers, each of the Benefit Plans has been administered in accordance with its terms in all material respects and is in compliance in all material respects with applicable laws and regulations. To the best knowledge of Sellers, there are no pending, threatened or anticipated claims by or on behalf of any Benefit Plan by any employee, former employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits);

               (iv) Except as set forth in Part 4.1(u) of the Schedule, to the best knowledge of Sellers, each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code ("Qualified Benefit Plans") has been determined by the IRS to be so qualified and to the best knowledge of Sellers, nothing has occurred that would adversely affect the qualified status of any such Qualified Benefit Plan; and

               (v) Except as set forth in Part 4.1(u) of the Schedule, to the best knowledge of Sellers, no Benefit Plan provides health, medical or life insurance benefits with respect to current or former employees of any Target beyond their retirement or other termination of service other than (a) coverage mandated by applicable law, or (b) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

          (v) FCC AUTHORIZATIONS. Part 4.1(v) of the Schedule sets forth a list of (i) the FCC Licenses and Authorizations (as herein defined) which Target has received and uses in the business and operation of Target as currently conducted, and (ii) all undertakings, contracts, agreements or understandings (other than those with Affiliates) to which Target is a party or otherwise bound which relate to the FCC Licenses and Authorizations. To the best knowledge of Sellers, the FCC Licenses and Authorizations are (i) sufficient for the lawful conduct of the Business of Target as presently operated and (ii) in full force and effect. To the best knowledge of Sellers, there have been no acts or omissions of Target or any of Target's shareholders, officers, directors, employees or agents which are likely to result in the loss or revocation of any FCC Contract or FCC Licenses and Authorizations. There is not pending or threatened any action by or before the Federal Communications Commission (the "FCC") to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any of the FCC Licenses or Authorizations, and there is not now pending any investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint by, before or with the FCC against Target or any of Target's officers, directors, shareholders, or Affiliates with respect to the FCC Licenses or Authorizations. To the best knowledge of Sellers, Target is in compliance with the Communications Act and all requirements, rules, and regulations of the FCC. As used in this Agreement, "FCC Licenses and Authorizations" shall mean all licenses, permits, and other authorizations issued to each Target by the FCC for operating facilities used by Target for itself or any third party.

          (w) INSURANCE POLICIES. Part 4.1(w) of the Schedule contains a true, correct and complete list as of the date hereof of all property and casualty, workers' compensation, directors and officers liability, surety bonds, key man life insurance and other similar insurance contracts (including, without limitation, the names and addresses of insurers, the expiration dates thereof, the limits of liability and the annual premiums and payment terms thereof) that insure the Business, operations or affairs of Target or affect or relate to the ownership, use of operations of the assets or properties of Target that (i) have been issued to Target or (ii) are held by Target or by Target's Affiliates for the benefit of Target and that will not continue to be applicable to Target following the Effective Time. All insurance policies described by clause (i) of the preceding sentence are in full force and effect. All premiums due and payable on such policies have been timely paid.

          (x) ATTORNEY; AUDITOR LETTERS. Part 4.1(x) of the Schedule sets forth a list of all of the following letters received since January 1, 1996: (a) letters from attorneys to any independent auditor employed by Target or any of Target's Affiliates regarding such attorney's work on matters for Target; (b) letters from management of Target, any of Target's Affiliates to any independent auditor employed by Target or any of Target's Affiliates regarding such independent accountant's work on matters for Target generally or responding to specific queries raised by such independent auditor or (c) letters from any independent auditor employed by Target or any of Target's Affiliates regarding such independent auditor's work on matters for such Target.

          (y) ACCOUNTS RECEIVABLE. Except as set forth in Part 4.1(y) of the Schedule, all accounts receivable of Target arose from bona fide transactions in the ordinary course of Business consistent with past practice and are valid and genuine.

          (z) TAX MATTERS. Except in each case as set forth in Part 4.1(z) of the Schedule:

               (i) Each Tax required to have been paid, or claimed by any Governmental Entity to be payable, by Target (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Target has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Entity;

               (ii) Part 4.1(z)(x) of the Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Target with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "Target Returns"). All Target Returns (A) have been, or will be, filed when due, and (B) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable legal requirements. All amounts shown on the Target Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Target Returns on or before the Closing Date, have been paid on or before the Closing Date. Target has delivered to Buyer copies of all Target Returns already filed;

               (iii) Target's liability for unpaid Taxes for all periods ending on or before the date of the Unaudited Financial Statements, including any liability for Taxes assumed under contract, does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Unaudited Financial Statements. Target has established, in the ordinary course of business, reserves adequate for the payment of all Taxes for the period from December 31, 1997 through the Closing Date, and Target has disclosed the dollar amount of such reserves to Buyer on or prior to the Closing Date;

               (iv) Part 4.1(z) of the Schedule identifies each examination or audit of any Target Return that has been conducted by any Governmental Entity. Target has delivered to Buyer copies of all audit reports and similar documents relating to Target Returns. No extension or waiver of the limitation period applicable to any Target Returns has been granted (by Target or any other Person), and no such extension or waiver has been requested from Target;

               (v) There are no Liens for Taxes upon the assets of any Target (other than Liens for Taxes not yet due and owing);

               (vi) No claim or other proceeding is pending or has been threatened against or with respect to Target in respect of any Tax. Target has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Target has not been, and will not be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. Target has never been in a "consolidated group" within the meaning of Treas. Reg. Section 1.1502-(1)(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other entity either as a transferee, pursuant to Treasury Regulations
     Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. Target is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States Federal income tax purposes. Target is not a "foreign person" as defined in Section 1445(f)(3) of the Code;

               (vii) Target is not party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Target that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Target is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract, and has not otherwise assumed the tax liability of any other person under contract;

               (viii) Target is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

               (ix) Target has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations; and

               (x) In consummating the Merger, taking into account amounts, if any, paid by Target to shareholders who receive cash or other property, Target assets used to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Target in contemplation of the Merger, Target will retain at least 90% of the fair market value of its net assets and at least 70% of its gross assets held by Target immediately prior to the Merger.

          (aa) BROKER'S FEES. On the Closing Date, no broker, finder or financial advisor retained by Target or any Affiliate of Target is entitled to any brokerage, finder's or other fee or commission from Target in connection with the transactions contemplated by this Agreement, except for amounts set aside in escrow.

          (bb) DISCLOSURE. No representation or warranty by any Seller or Target in this Agreement and no statement contained in any schedule, certificate or other written statement required to be furnished by any Seller, Technology Seller or Target or any of its, his or her representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby is inaccurate, incorrect, or incomplete in any material respect or contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Sellers and Technology Sellers have provided Buyer with complete access to Target and its Business. Except as provided in Part 4.1(bb) of the Schedule, Sellers shall have provided to Buyer or its representatives all material documents of the character and type requested by Buyer in connection with its "due diligence" investigation of Target, and there are no material documents in the possession of Sellers or IX or any of their respective agents or representatives of a character or type described in such requests which have not been so provided to Buyer or its representatives.

          (cc) EMPLOYEE PAYMENTS AND BENEFITS. All payments due from Target on account of employee health and welfare insurance in respect of years and periods (and portions thereof) ended on or prior to December 31, 1997 were paid prior to December 31, 1997 or accrued as a liability on its financial statements and Target has made all necessary subsequent accruals. All severance and vacation payments which are or were due under the terms of any agreement, oral or written, in respect of years and periods (and portions thereof) ended on or prior to December 31, 1997 were paid prior to December 31, 1997 or accrued as a liability on its financial statements and Target has made all necessary subsequent accruals.

          (dd) COMPENSATION. The rate of compensation, including salaries and bonuses, which was payable by Target as of the date of this Agreement to any director, officer, consultant or any employee is set forth in Part 4.1(dd) of the Schedule.

          (ee) SELLERS' BUSINESS INTERESTS. Except as set forth on Part 4.1(ee) of the Schedule, no Seller has any interest, direct or indirect, and has no commitment, right or option to purchase or otherwise acquire any interest, direct or indirect, in any assets, including intellectual property, which could be used in the telecom or internet business, or in any corporation, partnership, joint venture or other business enterprise which is engaged in or possesses any assets related to the telecom or internet business except for any investment in a mutual fund or similar basket investment or up to 5% of the outstanding stock of any publicly traded company.

          (ff) FOREIGN CORRUPT PRACTICES ACT. Neither Target nor any employee representing Target has within the past three years offered or made payments, or offered or provided other inducements, to officials of any government with the intent to influence the governmental actions of those officials in a way that would violate the federal or state laws of the United States against corrupt payments or inaccurate recordkeeping relating to such payments.

          (gg) ANTIBOYCOTT. To the best knowledge of Sellers, no Target has taken any actions that would violate the laws and regulations of the United States against cooperation with unsanctioned foreign boycotts, including 15 C.F.R. Section 769, and 26 U.S.C. Section 999. To the best knowledge of Sellers, Target is in compliance with all the laws and regulations of the United States that require the reporting of requests to cooperate with unsanctioned foreign boycotts.

          (hh) EXPORT LICENSING AND CUSTOMS. To the best knowledge of Sellers, Target is in compliance with all the laws and regulations of the United States regarding the licensing of exports, and with all the laws and regulations of the United States regarding import duties, country-of-origin marking, and other customs requirements.

          (ii) EMBARGOES. To the best knowledge of Sellers, Target is in compliance with United States laws and regulations prohibiting transactions between U.S. Persons and Cuba, Iran, Iraq, Libya and North Korea. Target does not own, in whole or in part, manage, operate or have any right to obtain property in Cuba that was nationalized by the Cuban Government after January 1, 1959.

          (jj) BANKRUPTCY. Target is not involved in any proceedings by or against it under the Bankruptcy Act.

Section 4.2. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers and Technology Sellers as follows:

          (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

          (b) AUTHORITY. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. No approval, consent, vote or other action of or by any of Buyer's stockholders is necessary or will be voluntarily requested by Buyer in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements or the consummation of any of the Transactions (including the authorization or issuance of any of the IDT Shares to be issued in connection with the Merger or Escrow Agreement). Each of this Agreement and such Related Agreements has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, or other similar laws now or hereafter in effect relating to creditor's rights and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) SEC FILINGS. Buyer has filed all forms, reports and documents required to be filed by it with the SEC. All of such items (including financial statements) filed by Buyer with the SEC before the date of this Agreement were, and all of such items that it files with the SEC on or after the date hereof will be, prepared in accordance with the requirements of law (including applicable SEC accounting rules and regulations). None of such items filed by Buyer with the SEC before the date of this Agreement did contain when filed any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) IDT SHARES. When issued and delivered in accordance with the terms and conditions hereof, the IDT Shares issued and delivered in connection with the Merger will be duly authorized, validly and newly issued, fully paid, non-assessable and free and clear of all Liens, claims, pledges, encumbrances and restrictions of any kind (other than restrictions contemplated hereby and restrictions on the subsequent transfer of securities imposed generally on sales of similar securities issued in similar transactions under the Federal securities laws).

          (e) NON-CONTRAVENTION. The execution and delivery by Buyer of this Agreement do not, and the consummation of the transaction contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any contract applicable to Buyer, or result in the creation of any Lien upon any of the properties or assets of Buyer, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organization document, in each case as amended, of Buyer, (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its respective properties or assets.

                                      SECTION 5.

                                  CERTAIN COVENANTS

     Section 5.1.     BEST EFFORTS.

          (a) The parties shall cooperate in good faith and use their respective best efforts to close and make effective the transactions contemplated hereby as expeditiously as possible, including using their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated hereby, executing and delivering such other documents, certificates, agreements and other writings and taking such other actions as may be necessary or desirable in order to consummate and make effective the transactions contemplated hereby as soon as possible.

          (b)  Without limiting the generality of the foregoing:

               (i) Buyer, Sellers, Technology Sellers and Target shall promptly comply with any applicable requirements under the HSR Act relating to filing and furnishing of information (the "HSR Report") to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), such actions to include expeditiously (A) filing (not later than the fifth Business Day after the date of this Agreement) the HSR Report and taking all other actions required by the HSR Act, (B) coordinating with respect to the filing of the HSR Reports of Buyer and Target (or their respective "ultimate parent entities"), and exchanging drafts thereof, so as to present all required HSR Reports to the FTC and the DOJ at the same time, and to avoid substantial errors or inconsistencies among such HSR Reports in the description of the transaction, (C) expeditiously complying with any requests for additional documents or information made by the FTC or the DOJ and assisting the other parties to so comply and (D) causing all Persons which are part of the same "person" (as defined for purposes of the HSR Act) as Buyer or Target (as the case may be) to expeditiously cooperate and assist in such filing and compliance;

               (ii) If any administrative or judicial action or proceeding is instituted or threatened challenging any of the transactions contemplated hereby as violative of any antitrust or other law or any contractual or other rights of any third party, the parties will cooperate and use their best efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that prohibits, prevents, restricts or delays the consummation of any of the transactions contemplated hereby on the terms contemplated by this Agreement; provided, however, that Buyer shall not be required to dispose of any assets, or commit to any divestiture transaction, which in Buyer's reasonable judgment would reasonably be expected to cause an adverse effect on the business, results of operations or financial condition of Buyer or Target and their respective Subsidiaries taken as a whole or limit the ability of the Surviving Corporation to operate its business following the Closing;

               (iii) Each party will use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations and permits required in connection with the performance by any such party of this Agreement and the Related Agreements and the consummation of the transactions contemplated thereby, including all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any Governmental Entity or any other Person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement; and

               (iv) Each party shall use its best efforts prior to the Closing not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     Section 5.2. QUALIFYING REORGANIZATIONS. Buyer shall use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, provided, that a claim by Buyer under Section 9.1 for the Escrow Indemnification Shares or an intentional fraud claim by Buyer shall not violate this section.

     Section 5.3.     Conduct of Business Pending the Effective Time.

          (a) Prior to the Effective Time, unless Buyer shall otherwise agree in writing (which agreement shall be deemed made if given by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Buyer), or as otherwise expressly contemplated by this Agreement, each Target shall and each Seller and each Technology Seller (only in the case of Technology Companies) shall cause Target to conduct the Business of Target, only in the ordinary and usual course consistent with past practice, and shall cause Target to use its best efforts to maintain the assets of the Target in substantially their current state of repair, preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships and goodwill with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business. Without limiting the generality of the foregoing, unless David Turock, Eric Hecht or Richard Robbins shall provide prior written notice (including by E-mail) to, and shall receive the prior written consent of, the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Buyer, or as otherwise expressly contemplated by this Agreement, prior to the Effective Time Target shall not, and Sellers shall not permit Target to:

               (i) (1) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (2) split, combine or reclassify any shares of its outstanding capital stock, (3) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
     (4) directly or indirectly redeem or otherwise acquire any shares of its capital stock;

               (ii) authorize for issuance, issue (except upon the exercise of outstanding stock options and pursuant to the Exchange Agreements) or sell, deliver or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise), or amend any of the terms of any such capital stock;

               (iii)  (1) merge, combine or consolidate with another entity,
     (2) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (3) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

               (iv) (1) incur, assume or prepay any indebtedness or any other liabilities in excess of $100,000 individually, or in excess of $500,000 in the aggregate (other than trade payables), (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (3) make any loans, gifts, advances or capital contributions to, or investments in, any other Person;

               (v) pay, satisfy, discharge or settle any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) against the Target or any of its directors, officers, employees or agents in excess of $100,000 individually, or in excess of $500,000 in the aggregate, except any obligation to a Technology Seller as provided in this Section 5.3;

               (vi) modify or amend, or waive any benefit of, any non-competition agreement to which such Target is a party;

               (vii) authorize or make capital expenditures in excess of $500,000 individually, or in excess of $3,000,000 in the aggregate; provided, that IX may set up additional telephony and platform systems and Buyer shall advance IX up to $3,000,000 to set up such telephony and platform systems;

               (viii) permit any insurance policy naming Target as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business;

               (ix) (1) adopt, enter into, terminate or amend in any material respect (except as may be required by Applicable Law) any plan, trust, fund, agreement or other arrangement for the current or future benefit or welfare of any director, officer or employee, (2) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee or (3) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Benefit Plan other than in the ordinary course of business;

               (x) take any action that would fail to preserve and protect the Intellectual Property;

               (xi) make any material change in its accounting or tax policies or procedures, except as required to comply with GAAP;

               (xii) make any Tax elections or settle or compromise any tax liability or waive or extend the statute of limitations in respect of any such taxes;

               (xiii) make any payments to or authorize any transaction with any Seller or Technology Seller or their Affiliates, except in the ordinary course of business;

               (xiv) take any action, or enter into or authorize any contract or transaction, other than in the ordinary course of business;

               (xv) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value;

               (xvi) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any material Contract in any material respect; or

               (xvii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (b) Until the Closing or the termination of this Agreement, Target will not make any new commitment that will be binding on Target at the Effective Time to pay any salary or bonus to any employee, except for regular compensation and bonuses (and regular increases thereof) payable in accordance with past practices.

          (c) From time to time, the three principal executive officers of IX shall meet with the Chief Executive Officer, the President, the Chief Financial Officer and other officers or employees of Buyer (the "Buyer Representatives") in order to review and consult regarding material developments, transactions and proposals relating to its Business.

          (d) Pending the Effective Time, Buyer will not, and will not permit any of its Affiliates, directors, officers, employees, agents or representatives to, take any action which could reasonably be expected to interfere unreasonably with or adversely affect the business or operations of Target.

          (e) Prior to the Effective Time, Sellers and Technology Sellers shall prepare and file on a timely basis all Tax Returns of Target which are required to be filed after the Closing Date and prior to the Effective Time and shall cause Target to pay (or establish appropriate reserves in accordance with prior practice) all Taxes due with respect to the income and operations of Target with respect to such period. All such Tax Returns shall be accurately and completely prepared in full compliance with all applicable legal requirements.

     Section 5.4.     ACCESS TO INFORMATION.

          (a) Target shall afford, and each Seller shall cause Target to afford and to cause its officers, directors, employees, auditors and agents to afford, to Buyer and to Buyer's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives unrestricted access (except for the "source codes" of each Technology Company which shall have been delivered to the escrow agent under the Exchange Agreement) during normal business hours throughout the period prior to the Effective Date to all of its books and records and its properties, plants, Contracts, Software, Technology, technology rights and personnel and Target's current customers, prospects and, upon prior notice to Target, third parties which may claim a proprietary right to Target's property (including telephone interviews and site visits), subject to the confidentiality obligations of Buyer in the Confidentiality

Agreement. Target shall make, and each Seller shall cause Target to make the officers and employees of Target available to Buyer and its representatives as Buyer and its representatives shall from time to time reasonably request. Buyer and its representatives will be furnished with any and all information concerning Target which Buyer or its representatives reasonably request (except the Technology Company source codes).

          (b) After the Closing, Buyer shall (and shall cause each of its Subsidiaries to) preserve for a period of three years all books of account, other financial data (including, without limitation, accountant's work papers) and other books, records and information pertaining to Target necessary or useful in connection with any inquiry relating to taxes or any audit, investigation or dispute, litigation or investigation or any other reasonable purpose.

          (c) For a period of three years after the Closing Date, Buyer will afford to each Seller and Technology Seller and his or her agents reasonable access to the properties, books, records, employees and auditors only to the extent necessary or reasonably requested to permit him or her to determine any matter relating to his or her rights and obligations hereunder or under any Related Agreement or to any period ending on or before the Closing Date; provided that any such access by a Seller shall not unreasonably interfere with the conduct of the business of Buyer. Each Seller will hold, and will cause its agents to hold, in confidence, except to the extent required to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information provided to it pursuant to this Section.

     Section 5.5. NOTICES OF CERTAIN EVENTS. Until the Effective Time or the termination of this Agreement or the Escrow Agreement, each party shall promptly notify the other parties of: any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated hereby; and any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against such party relating to the consummation of the transactions contemplated hereby. Until the Effective Time, each party will promptly disclose in writing to the other parties any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to such other parties or which would render inaccurate any of the representations, warranties or statements set forth herein. No information provided to a party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

     Section 5.6. EMPLOYEES AND OFFERS OF EMPLOYMENT. On the date hereof, Buyer entered into employment contracts, each of which is attached as Exhibit F, with each Person named on Exhibit G (each a "Key Employee"), at the minimum annual salary set forth opposite each Person's name on Exhibit G.

     Section 5.7. FINANCIAL STATEMENTS AND CERTIFICATE. Target, Sellers and Technology Sellers will cause Amper, Politiziner & Mattia, certified public accountants, to prepare in conformity with generally accepted accounting principles consistently applied, audited balance sheets of each Target and its subsidiaries, if any, and related consolidated and consolidating statements of income, change in stockholders' equity and cash flows as of the dates and for the periods set forth on Exhibit H. Sellers, Technology Sellers and each Target will cause such financial statements to be prepared and delivered to Buyer within 60 days after the Closing.

     Section 5.8.     NO SOLICITATION.

          (a) If this Agreement is terminated for any reason, then, unless otherwise agreed to in writing by Buyer and the Seller Representative, until the third anniversary of the termination of this Agreement, Buyer, Target and each Seller and Technology Seller shall not, and shall not permit any of its Affiliates, directors, officers, employees, agents or representatives to, directly or indirectly, knowingly use any information acquired by them or any of their Affiliates, directors, officers, employees, agents or representatives pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby to compete with or act in any other way detrimental to any other party hereto or its business.

          (b) From the date hereof until the Effective Date, neither Sellers, Technology Sellers, Target nor any of his, hers or its respective Subsidiaries or Affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing, including the Employee Sellers, will, directly or indirectly, (a) solicit, initiate (including by way of furnishing or disclosing non-public information), encourage or respond favorably to any inquiries or the making of any proposal with respect to any merger, change of control, consolidation or other business combination involving Target or the acquisition of all or any significant part of the assets or capital stock of Target (an "Acquisition Transaction") or (b) negotiate, explore or otherwise engage in discussions with any Person (other than Buyer and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require he, she or it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (c) Buyer shall not enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

     Section 5.9. FCC APPLICATIONS. Contemporaneously with the execution of this Agreement, Buyer, each Seller and Target shall file one or more applications with the FCC seeking consent for the transfer of the FCC Licenses and Authorizations. Buyer, each Seller and Target shall cooperate fully with each other in taking any actions necessary or helpful to accomplish the transactions contemplated hereby, including actions to obtain consents required by the FCC; provided, however, that no party shall be required to take any action which would have a Material Adverse Effect upon it or any of its respective Subsidiaries.

     Section 5.10. TERMINATION AND DISTRIBUTION OF THE IX PROFIT SHARING 401(K) PLAN. It is understood among the parties to this Agreement that Sellers shall cause the 401(k) Plan (the "401(k) Plan") to terminate before the Effective Date and that, notwithstanding the termination of the 401(k) Plan before the Effective Date, the 401(k) Plan will not be fully distributed until a determination letter has been received from the Internal Revenue Service to the effect that the termination of the 401(k) Plan does not affect its tax qualified status. Accordingly, Sellers, as trustees of the 401(k) Plan, shall continue in such capacity and as named fiduciary and shall appoint such individuals to the administrative committee acting as the sole plan administrator of the 401(k) Plan until and through the termination and final distribution of the 401(k) Plan at the sole cost and expense of IX. The administrative committee and the trustees shall, promptly after the Effective Date, diligently prepare, file and prosecute an application with the Internal Revenue Service for a determination that the termination of the 401(k) Plan does not affect its tax qualified status. At all times prior to and after the Effective Date (including, without limitation, pending the termination and distribution of the 401(k) Plan), the members of the administrative committee and the trustees shall retain sole responsibility and liability subject to a right of indemnification from IX for
(a) the management and operation of the 401(k) Plan and its assets, (b) the ultimate distribution of participant accounts under the 401(k) Plan, and (c) the rights and claims of all holders of beneficial interest under the 401(k) Plan. Sellers shall keep Buyer promptly apprised of all proceedings with respect to the termination and liquidation of the 401(k) Plan and, upon such termination and complete distribution of all plan assets shall furnish to Buyer evidence of the same.

     Section 5.11. RESTRICTIVE LEGEND. Buyer shall issue each certificate representing shares of IDT Common Stock with a legend substantially in the following form:

          "The shares represented by this certificate (i) have not been registered under the United States Securities Act of 1933, as amended (the "Act"), and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under the Act or except as otherwise permitted pursuant to Rule 144 under the Act or another exemption from registration under the Act or an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that such registration is not required and (ii) are subject to restrictions on transfer set forth in a certain Agreement and Plan of Merger dated as of April 7, 1998 by and among the parties thereto and restrictions set forth in a certain Escrow Agreement dated April 7, 1998 by and among the parties thereto."

     Section 5.12.    LOCK-UP PERIOD.

          (a) Subject to Section 5.12(c), during the period 54 months after the Closing, Sellers and Technology Sellers will not sell, offer, agree to sell, grant any option for the sale of, pledge, or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of IDT Common Stock issued to them in connection with this Agreement, provided, however, that subject to the terms of the Escrow Agreement and the Registration Rights Agreement, each Seller or Technology Seller may sell the following percentage of the shares of IDT Common Stock received by such Seller or Technology Seller pursuant to this Agreement at the time specified:

               (i)    20% six months after Closing;

               (ii)   20% 18 months after Closing;

               (iii)  20% 30 months after Closing;

               (iv)   20% 42 months after Closing; and

               (v)    20% 54 months after Closing;

PROVIDED FURTHER, HOWEVER, that, subject to the provisions of the Escrow Agreement, each Seller and Technology Seller may gift shares of IDT Common Stock obtained under this Agreement to immediate family members, or in trust for such relatives or to qualified 501(c)(3) organizations.

          (b) From and after the Effective Date, Sellers, Technology Sellers and Employee Sellers shall have dividend and voting rights subject to the proxy specified in Section 2.6(a) in connection with the shares of IDT Common Stock set forth opposite his or her name on Exhibit D.

          (c) For the purposes of this Section, the shares of IDT Common Stock to be registered for sale under the Securities Act immediately following the Effective Time pursuant to Section 2.6(b) and the Escrow Indemnification Shares shall not be included in the number of shares to be received by each Seller or Technology Seller for the purpose of calculating the number of shares of IDT Common Stock that can be sold pursuant to Section 5.12(a) hereof.

          (d) Subject to the terms of the Escrow Agreement, one-half of the Escrow Indemnification Shares may be sold three years following the Closing Date and, subject to the Escrow Agreement, the remaining Escrow
Indemnification Shares may be sold 54 months following the Closing Date.

     Section 5.13. EMPLOYEE SEVERANCE. Subject to Section 9.1, Sellers shall be responsible for all liabilities and costs arising from or relating to any claims by or on behalf of Persons who at or prior to the Closing are or were employees of Target, including both salaried employees and hourly employees, in respect of severance pay, shutdown benefits, and any other similar obligations relating to the termination of such employee's employment, or any break in service or any other event entitling someone to payments for such benefits, which occurs prior to the Effective Date.

     Section 5.14. TAX-FREE REORGANIZATION. Prior to the Effective Date, Target shall use its best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and will not take any action reasonably likely to cause the Merger not to so qualify.

     Section 5.15. PREPAYMENT FORGIVENESS. Buyer shall forgive any amount owing to Buyer in connection with any prepayments made to Target and Affiliates of Target which are recorded on Buyer's books and records as prepayments.

     Section 5.16. CERTIFICATE AND STOCK POWERS OF EMPLOYEE SELLERS. No Employee Seller shall be entitled to receive, and Sellers, Technology Sellers and IX shall not transfer to any Employee Sellers, any shares of IX common stock or any shares of IDT Common Stock unless such Employee Seller has executed and delivered to Buyer a certificate in the form attached hereto as Exhibit I and stock powers in the form satisfactory to Buyer at or before the Effective Time.

                                      SECTION 6.

                                   CONFIDENTIALITY

     Section 6.1. CONFIDENTIALITY. The Confidentiality Agreement is ratified and confirmed, continues to bind the respective parties thereto or hereto and applies to all confidential or proprietary information that is provided to any party thereto or hereto by a party thereto or hereto. If the Merger is not consummated for any reason, Buyer will not, and shall not permit any of its directors, officers, employees, agents or representatives or any third party on its behalf to challenge or contest the proprietary and confidential nature of such information or in any other manner. Without limiting the generality of Section 6.2, Buyer covenants and agrees that if the transactions contemplated hereby are not consummated for any reason, Buyer will not use any due diligence or other information obtained in connection with this Agreement to compete with or act in any manner detrimental to Target.

     Section 6.2. RETURN OF MATERIALS. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, or of a proprietary or confidential nature whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information or any of its subsidiaries. If requested by the Seller Representative, Buyer will certify that it has complied with this Section and if requested by Buyer, each Seller, Technology Seller and Target will certify that it has complied with this Section.

                                      SECTION 7.

                  CONDITIONS TO EFFECTIVENESS AND CLOSING DELIVERIES

     Section 7.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, Merger Sub, Sellers, Technology Sellers and Target to consummate the Merger are subject to the satisfaction of the following condition:

               (i) Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger illegal, shall have been obtained, shall have been made or shall have occurred.

     Section 7.2. CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB. The obligation of Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction of the further condition that, Target shall have delivered to Buyer true and complete copies of its audited balance sheet, audited statement of operations and retained earnings, audited statement of cash flows and audited statement of changes in stockholders' equity, together with notes thereto, for the fiscal years ended December 31, 1995, 1996 and 1997, which shall be audited by and accompanied by a report of Amper Politiziner & Mattia, certified public accountants containing an undertaking to consent in the future of the use by Buyer or its Affiliates, in documents filed pursuant to the Securities Act or the Exchange Act, of all required financial statements of Target audited by such auditors and the auditor's reports with respect to such financial statements.

     Section 7.3. CLOSING DELIVERIES. In addition to the deliveries contemplated in Article 2, at the Closing the following documents shall have been delivered:

               (i) Buyer shall have received an opinion of Podvey, Sachs, Meanor, Catenacci, Hildner & Cocoziello, P.C., special counsel to Sellers and Target, dated the Closing Date, in the form attached hereto as Exhibit J;

               (ii) Target will furnish Buyer with a true copy of Target's Certificate of Incorporation, with all amendments, certified by the Secretary of Target, and the By-Laws, Minute Books and Stock Transfer Records;

               (iii) Target shall have delivered to Buyer copies of all of Target's income tax returns for the calendar years ended December 31, 1995 and 1996;

               (iv) The Persons listed on Exhibit G shall have entered into an Employment Agreement with IX or IDT in the form of Exhibit F;

               (v) Buyer also shall have received the written resignation of the directors of Target;

               (vi) Each Seller and Technology Seller shall have delivered to the Escrow Agent an executed proxy attached hereto as Exhibit K;

               (vii) Each Seller and Technology Seller shall have delivered to Buyer, and Buyer shall have delivered to each Seller and Technology Seller, an executed copy of the Registration Rights Agreement;

               (viii) Each Seller and Technology Seller shall have delivered to the Escrow Agent and Buyer, and Buyer shall have delivered to each Seller and Technology Seller, an executed copy of the Escrow Agreement;

               (ix) Sellers shall have delivered to Buyer evidence that $100,000 has been paid in escrow by IX to Saul Zimmerman, Esq., which amount when released by Mr. Zimmerman from escrow shall be full satisfaction of amounts owing in connection with the valuation of IX; and

               (x) Each Technology Company shall have delivered its "source code" to the escrow agent under the Exchange Agreement.

                                      SECTION 8.

                                     TERMINATION

     Section 8.1. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               (i) by mutual written agreement of the Seller Representative and Buyer;

               (ii) by the Seller Representative or Buyer if the Merger shall not have been consummated on or before 60 days after the Closing Date unless, in the case of any such termination pursuant to this Section 8.1(ii), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement; or

               (iii) by either Buyer or the Seller Representative if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this Section 8.1(iii) shall have used reasonable best efforts to remove such injunction or overturn such action.

Termination pursuant to clause (ii) will be effective upon delivery of a written notice of termination by the Seller Representative to Buyer or by Buyer to the Seller Representative.

     Section 8.2. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

                                      SECTION 9.

                                    MISCELLANEOUS

     Section 9.1.     INDEMNIFICATION PROVISIONS.

          (a) BREACH OF REPRESENTATIONS, WARRANTIES OR COVENANTS. In the event that Target or any Seller or Technology Seller breaches any of its representations, warranties (which representations and warranties shall survive for a period of 54 months from and after the Closing Date) or covenants contained in this Agreement and a Buyer Indemnified Party (as hereinafter defined) makes a written claim for indemnification against any Seller or Technology Seller then, each Seller or Technology Seller agrees jointly and severally to indemnify Buyer, its Affiliates and agents and their respective officers, directors and employees (collectively, the "Buyer Indemnified Parties," each a "Buyer Indemnified Party") from and against the entirety of, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable related counsel and paralegal fees and expenses of investigation) incurred or suffered by any Buyer Indemnified Party ("Adverse Consequences") through and after the date of the claim for indemnification, resulting from, arising out of, relating to, in the nature of, or caused by any such breach; PROVIDED, that the Buyer Indemnified Party shall notify the Seller Representative thereof in writing within two years of discovery of the existence of each Adverse Consequence. Any payment made by a Seller or Technology Seller pursuant to this Section 9.1 may be made in cash or in an equivalent amount of shares of IDT Common Stock. Notwithstanding anything to the contrary set forth in this Agreement, Sellers and Technology Sellers shall not be liable to indemnify any Buyer Indemnified Party with respect to any indemnification claim made pursuant to this
Section 9.1 unless and until all Adverse Consequences claimed by the Buyer Indemnified Parties pursuant to this Section 9.1 exceed $12.4 million and then Sellers' and Technology Sellers' responsibility will be limited, in the aggregate, to the extent such claims for Adverse Consequences exceed
$12.4 million. In no event will Sellers or Technology Sellers be liable for the first $12.4 million of Adverse Consequences. Furthermore, the liability of Sellers and Technology Sellers under this Section 9.1 is limited to an amount equal to the market value of all of the Escrow Indemnification Shares held by the Escrow Agent at the time a payment is made to the Buyer Indemnified Parties pursuant hereto and pursuant to the Escrow Agreement.

          (b)  INDEMNIFICATION MATTERS INVOLVING THIRD PARTIES.

               (i) If any third party shall notify any Buyer Indemnified Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 9.1, then the Indemnified Party shall notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby;

               (ii) Except as provided in Section 9.1(b)(v), any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within 20 days after the Indemnified Party has given notice of the Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and PROVIDED FURTHER that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; PROVIDED, that, if the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party or one or more other Indemnified Parties and such Indemnified Party shall have been advised by its counsel in writing that there is a conflict of interest between such Indemnified Party and the Indemnifying Party or any such other Indemnified Party in the conduct of the defense thereof, then in any such case the reasonable fees and expenses of such separate counsel (which shall be acceptable to the Indemnified and Indemnifying Party) shall be borne by the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense of a Third Party Claim in the manner provided above in this Paragraph (ii) or fails to conduct the defense of a Third Party Claim actively and diligently after such assumption, the Indemnified Party shall have the right to select counsel of his or its choice (and at his or its sole discretion) and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party subject to the limitations set forth in
     Section 9.1(a);

               (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Paragraph (ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably);

               (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Paragraph (ii) above, (A) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (although the Indemnified Party shall use reasonable efforts to consult with, and obtain prior written consent from, any Indemnifying Party in connection therewith, which consent shall not be unreasonably withheld or delayed) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim to the fullest extent provided in this
     Section 9.1; and

               (v) Buyer shall have the right to assume the defense of any claim relating to Taxes in respect of which Sellers have agreed to indemnify Buyer or Target, subject to the limitations of Section 9.1(a). If Buyer elects to assume the defense, it will promptly inform Sellers of, and permit the reasonable participation of Sellers (at Sellers' expense) in, any investigation, audit or other proceeding by or with the IRS or any other Governmental Entity and will not consent to the settlement or final determination in such proceeding without the prior written consent of the Seller Representative (which consent will not be unreasonably withheld).

          (c) BREACH OF REPRESENTATIONS, WARRANTIES OR COVENANTS. In the event that Buyer breaches any of its representations, warranties (which representations and warranties shall survive for a period of 54 months from and after the Closing Date) or covenants contained in this Agreement and a Seller Indemnified Party (as hereinafter defined) makes a written claim for indemnification against Buyer then Buyer agrees to indemnify Sellers, Technology Sellers, their Affiliates and agents (collectively, the "Seller Indemnified Parties," each a "Seller Indemnified Party") from and against the entirety of, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable related counsel and paralegal fees and expenses of investigation) incurred or suffered by any Seller Indemnified Party ("Seller Adverse Consequences") through and after the date of the claim for indemnification, resulting from, arising out of, relating to, in the nature of, or caused by any such breach; PROVIDED, that the Seller Indemnified Party shall notify Buyer thereof in writing within two years of discovery of the existence of each Seller Adverse Consequence. Any payment made by Buyer pursuant to this Section 9.1 may be made in cash or in an equivalent amount of shares of IDT Common Stock. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be liable to indemnify any Buyer with respect to any indemnification claim made pursuant to this
Section 9.1 unless and until all Seller Adverse Consequences claimed by the Seller Indemnified Parties pursuant to this Section 9.1 exceed $12.4 million and then Buyer's responsibility will be limited, in the aggregate, to the extent such claims for Seller Adverse Consequences exceed $12.4 million. In no event will Buyer be liable for the first $12.4 million of Seller Adverse Consequences. Furthermore, the liability of Buyer under this Section 9.1 is limited to an amount equal to the market value of all of the Escrow Indemnification Shares held by the Escrow Agent at the time a payment is made to the Seller Indemnified Parties pursuant hereto and pursuant to the Escrow Agreement.

          (d) Notwithstanding anything to the contrary contained herein, the remedies set forth in Section 9.1 are the sole and exclusive remedies for any breach of any representation, warranty or covenant contained herein, except with respect to a claim for intentional fraud.

     Section 9.2. COMMUNICATIONS. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement must be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the intended recipient at such Person's address set forth on Exhibit L, or to such other address or number as such Person may from time to time specify by notice to the other parties as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) four Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or delivery refused, or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt) or (iii) the next Business Day after the same are sent by a reliable overnight service, with acknowledgment of receipt.

     Section 9.3. FEES, COSTS AND EXPENSES. Each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Related Agreements and any amendment or supplement to or modification of any of the foregoing and any and all other agreements, instruments, certificates and other documents furnished pursuant hereto or thereto or in connection herewith or therewith. Sellers and Technology Sellers shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Entity in connection with the transfer and assignment of the Shares.

     Section 9.4.     BINDING EFFECT; SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT.

          (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no assignment of any rights or obligations shall be made by any party hereto without the written consent of each other party hereto, except that Buyer may assign its rights hereunder, but not its obligations, without such consent to any Subsidiary of Buyer. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any Person other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties hereto.

          (b) Neither this Agreement nor any of the rights, interests or obligations of Sellers, Technology Sellers, Target, or Buyer hereunder shall be assigned by such party without the prior written consent of Buyer or the Seller Representative, respectively.

          (c) This Agreement and the other Related Agreements collectively set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior discussions, agreements and understandings of any and every nature between them with respect to such subject matter.

          (d) Except as and to the extent expressly set forth in this Agreement, no party makes or has made any representation, warranty, covenant, or agreement whatsoever to or with any other party relating to the subject matter of this Agreement or any Related Agreement and each party disclaims all liability and responsibility for any representation, warranty, or statement made or information communicated (orally or in writing) by any other Person with respect to such subject matter. Except as expressly provided herein, the statements of and descriptions of the equipment, software, products, information, platform, technology, prospects, plans and capabilities of Target and other information provided by any Target or any of its Affiliates, officers, employees, agents, or representatives do not constitute warranties or other contractual obligations and have not been and shall not be relied upon by Buyer as such.

     Section 9.5. AMENDMENTS AND WAIVERS. The provisions of this Agreement, including the provisions of this sentence, may be amended, modified or supplemented only by written agreement of Buyer and the Seller
Representative.

     Section 9.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applicable to agreements made and to be performed wholly within that State.

     Section 9.7. NO IMPLIED WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no party's failure to exercise or delay in exercising any right, remedy or privilege hereunder or otherwise available shall be deemed a waiver of such party's rights, remedies or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times. At any time prior to the Effective Time, Buyer, on the one hand, and the Seller Representative, on the other hand, may
(i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and
(iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     Section 9.8. COUNTERPARTS. This Agreement may be executed by facsimile signatures and in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

     Section 9.9. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided, that if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision and, if such court shall fail or decline to do so, the parties shall negotiate in good faith a suitable and equitable substitute provision. To the extent that any provision shall be judicially unenforceable in any one or more states, such provision shall not be affected with respect to any other state, each provision with respect to each state being construed as several and independent.

     Section 9.10. PUBLIC ANNOUNCEMENTS. Sellers and Technology Sellers recognize that Buyer is a public corporation with disclosure responsibilities under applicable federal securities laws. Buyer recognizes that Target has numerous customers, suppliers and other third parties with whom it does business, as well as employees and consultants, that Target's relationships with such Persons might be materially affected by announcements or public or private statements with respect to this Agreement or the Transactions. Buyer shall consult with the Seller Representative before issuing any press release or otherwise making any public statements. If Buyer, with the advice of legal counsel, concludes in good faith that a public announcement or other disclosure is required by applicable federal securities laws or stock exchange or stock association rules, Buyer may make such public announcement or other disclosures so long as Buyer, promptly upon learning of such requirement, notifies the Seller Representative of such requirement and discusses with the Seller Representative the exact wording of such announcement or disclosure. In the event Buyer concludes, in good faith with the advice of legal counsel, that it is compelled by applicable federal or state securities law to make an announcement without a reasonable opportunity to discuss its wording with the Seller Representative, Buyer shall, at a minimum, provide copies of the announcement or disclosure to the Seller Representative contemporaneously with such announcement or disclosure.

     Section 9.11. SELLER REPRESENTATIVE. Target and each Seller and Technology Seller hereby authorize David Turock to act as its representative (the "Seller Representative") on such Target's or Persons behalf in connection with this Agreement and the Transactions, including giving and receiving notices and executing documents and agreements. Buyer shall be entitled to rely on any documents signed by the Seller Representative as a document signed by and binding on all Sellers, Technology Sellers and Target, except with respect to a claim against the Indemnification Shares relating to a representation under
Section 4.1(j) by a Technology Seller, in which case, the applicable Technology Seller shall sign any documents. The Seller Representative shall not be liable, in damages or otherwise, to any party to this Agreement, any Affiliate, stockholder, director, officer, employee or agent of any party or to any other Person for or by reason of any good faith action or failure to act in its capacity as Seller Representative. The Seller Representative shall obtain the written consent of each Seller and Technology Seller and shall provide such written consent to Buyer or the Escrow Agent, as applicable, before exercising its right hereunder to bind Sellers and Technology Sellers in each instance.

     Section 9.12. SPECIFIC PERFORMANCE. Each of the parties acknowledges that any violation of this Agreement will result in irreparable injury to the non-breaching parties, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the non-breaching party for such a violation. Accordingly, each party agrees that if any party violates any provision of this Agreement, in addition to any other remedy which may be available at law or in equity, the non-breaching party shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

     Section 9.13.    SUBMISSION TO JURISDICTION.  Each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of New Jersey in the event any dispute arises out of this Agreement, (b) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) will not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of New Jersey. Each of the parties hereto hereby irrevocably waives any objection that it may have or hereafter have to the laying of venue of any such action or proceeding arising out of or based on this Agreement, in any federal or state court sitting in the State of New Jersey and each hereby further irrevocably waives any claim that any such action or proceeding in any such court has been brought in an inconvenient forum.

     In WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

IDT CORPORATION

By:  /s/ Howard Jonas
     ------------------------------          /s/ David Turock
     Name: Howard Jonas                      -----------------------------
     Title: Chief Executive Officer          DAVID TUROCK

INTEREXCHANGE, INC.
                                             /s/ Richard Robbins
By:  /s/ Eric Hecht                          -----------------------------
     ------------------------------          RICHARD ROBBINS
     Name: Eric Hecht
     Title: President
                                             /s/ Erich Hecht
ADM CORP.                                    -----------------------------
                                             ERICH HECHT
By:  /s/Jim Courter
     ------------------------------
     Name: Jim Courter                       /s/ Wai Nam Tam
     Title: President                        -----------------------------
                                             WAI NAM TAM


                                             /s/ Mary Jo Altom
                                             -----------------------------
                                             MARY JO ALTOM


                                             /s/ Bradley Turock
                                             -----------------------------
                                             BRADLEY TUROCK


                                             /s/ Lisa Mikulynec
                                             -----------------------------
                                             LISA MIKULYNEC

                                      EXHIBIT B

                                     DEFINITIONS

     (a) As used in this Agreement, the following terms have the following respective meanings:

     "AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is owned or controlled by or is under common ownership or control with, such specified Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "BUSINESS" means the business of building and operating computer and/or telephony platforms and networks and marketing, or providing ancillary services to carriers and marketers of, prepaid telephony calling cards.

     "BUSINESS DAY" means any day except a Saturday, a Sunday or another day on which commercial banks in New York are authorized or required by law to close.

     "CLOSING DATE" means April 7, 1998.

     "COBRA" Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPLIANCE" means compliance with Environmental Laws and includes the possession by Target of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

     "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement between Buyer and IX Telecom Services, Inc. dated February 16, 1998.

     "CURRENT MARKET PRICE" calculated on a per share basis with respect to any IDT Share on any day means (i) the average of the last reported sale price (or, if no sale is reported, the average of the high and low bid prices) on The Nasdaq Stock Market on the five prior Business Days, or (ii) if the primary trading market for Buyer's common stock is not The Nasdaq Stock Market, then the average of the closing sales price regular way on the five prior Business Days (or, in case no such sale takes place on such day, the reported closing bid price regular way on such day) in each case on the New York Stock Exchange, or, if such common stock is not listed or admitted to trading on such exchange, then on the principal exchange on which such common stock is traded, or (iii) if the Current Market Price of such security on such days is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for such common stock on the five prior Business Days as furnished by any independent New York

Stock Exchange member firm selected from time to time by the Board of Directors of Buyer for that purpose.

     "ENVIRONMENTAL LIEN" means a lien, either recorded or unrecorded, in favor of any Governmental Entity, arising under Environmental Laws.

     "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any trade or business, whether or not incorporated, that together with Target would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended and in effect from time to time.

     "GAAP" means United States generally accepted accounting principles as in effect for the period for which it is referred to herein.

     "GOVERNMENTAL ENTITY" means any governmental or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any judicial, quasi-judicial, administrative or regulatory body, commission or tribunal.

     "HAZARDOUS MATERIALS" means "hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended), "hazardous waste" (as defined by the Resource Conservation and Recovery Act, as amended), pesticides, petroleum, crude oil or any fraction thereof, radioactive material, and any pollutant, oil, contaminant, hazardous, extremely hazardous, dangerous or toxic chemical, material, waste or any other substance within the meaning of any Environmental Law or which could pose a hazard to the environment or the health and safety of any person.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, in each case as amended and in effect from time to time.

     "IDT COMMON STOCK" means subject to Section 2.7 Buyer's authorized common stock, $.01 par value per share, as constituted on the date of this Agreement, and any capital stock into which such common stock may hereafter be exchanged.

     "IDT SHARE" means subject to Section 2.7 any share of IDT Common Stock.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means actual knowledge after due inquiry.

     "LIABILITIES" means any liability or obligation of or arising out of or relating to Target or the operation or ownership of Target (including as to environmental matters), of whatever kind or nature.

     "LIENS" means liens, mortgages, claims, rights of any third parties, options, restrictions, leases or subleases, security interests, pledges, charges, easements, encroachments or other encumbrances.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, properties, operations, results of operations, cash flows, condition (financial or otherwise) or future prospects of Target or the Business or on the ability of Target or its shareholders to consummate the transactions contemplated herein or in the Related Agreements.

     "PERSON" means an individual, corporation, proprietorship, firm, partnership, limited partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "RELATED AGREEMENTS" means the Registration Rights Agreement, the Escrow Agreement, each Employment Agreement and all other agreements, certificates and instruments executed and delivered or to be executed and delivered by any one or more of the parties pursuant to, or in connection with, any of the Transactions.

     "SCHEDULE" refers to the disclosure schedule delivered by or on behalf of Sellers and Technology Sellers to Buyer on the date of this Agreement that contains certain information relating to Target specifically called for by a provision of Article 4 of this Agreement.

     "SECURITIES ACT" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended and in effect from time to time.

     "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or in the future may be (a) imposed, assessed or collected by or under the authority of any Governmental Entity, or (b) payable pursuant to any tax sharing agreement or similar contract.

     "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or in the future may be filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

     "TRANSACTIONS" means any of the transactions contemplated by this Agreement or any Related Agreement.

     (b) Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

          Term                                    Section
          ----                                    -------

Acquisition Transaction                           5.8(b)
Adverse Consequences                              9.1(a)
Agreement                                         Introductory Paragraph
Benefit Plan                                      4.1(u)
Buyer                                             Introductory Paragraph
Buyer Indemnified Party                           9.1(a)
Buyer Representatives                             5.3(c)
Cash Consideration                                2.6(a)
Certificate of Merger                             2.2
Certificates                                      2.5(a)
Closing                                           3.1(a)
Combination                                       Preamble
Communications Act                                4.1(r)
Consent                                           5.1(b)
Contracts                                         4.1(k)
DGCL                                              Preamble
DOJ                                               5.1(b)
Effective Date                                    2.2
Effective Time                                    2.2
Employee Sellers                                  Preamble
Environmental Law                                 4.1(s)
Escrow Agent                                      2.2
Escrow Agreement                                  2.6(a)
Escrow Indemnification Shares                     2.5(a)
Escrow Shares                                     2.5(a)
Exchange Agreement                                Preamble
FCC                                               4.1(v)
FCC Licenses and Authorizations                   4.1(v)
FTC                                               5.1(b)
HSR Report                                        5.1(b)
Indemnified Party                                 9.1(b)
Indemnifying Party                                9.1(b)
Intellectual Property                             4.1(j)
IX                                                Introductory Paragraph
Key Employee                                      5.6
Merger                                            Preamble
Merger Consideration                              2.6(e)

Merger Sub                                        Introductory Paragraph
Permits                                           4.1(q)
Qualified Benefit Plans                           4.1(f)
Registration Rights Agreement                     2.6(b)
SEC                                               2.5(b)
Seller                                            Introductory Paragraph
Seller Adverse Consequences                       9.1(c)
Seller Party                                      2.7
Seller Representative                             9.11
Software                                          4.1(j)
Subsidiary                                        4.1(c)
Surviving Corporation                             2.1
Target                                            Introductory Paragraph
Target Returns                                    4.1(z)
Technology                                        4.1(j)
Technology Companies                              Preamble
Technology Sellers                                Introductory Paragraph
Third Party Claim                                 9.1(b)
Trademarks                                        4.1(j)
Unaudited Financial Statements                    4.1(f)
WARN Act                                          4.1(t)